Exhibit 7.6

June 15, 2010

Green Equity Investors Side V, L.P.

11111 Santa Monica Blvd.

Suite 2000

Los Angeles, CA 90025

External ID: 54151773 – Risk ID: 455053274

Dear Sirs and Mesdames:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Party A and Party B through the Agent on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

In this Confirmation “Party A” means Credit Suisse International and “Party B” means Green Equity Investors Side V, L.P., a Delaware Limited Partnership and “Agent” means Credit Suisse Securities (USA) LLC, solely in its capacity as agent for Party A and Party B.

1.	The definitions and provisions contained in the 2006 ISDA Definitions (the “2006 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions”, and, together with the 2006 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the 2002 Definitions and the 2006 Definitions, the 2002 Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. The transactions contemplated by this Confirmation shall be comprised of the Put Option and the Call Option (each, as defined below), each of which shall be considered a “Share Option Transaction” for the purposes of the 2002 Definitions. Any term included in this Confirmation and not specifically designated as applicable to either the Put Option or the Call Option shall be deemed applicable to both the Put Option and the Call Option.

This Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border) (the “ISDA Form”), as published by the International Swaps and Derivatives Association, Inc., as if Party A and Party B had executed the ISDA Form (without any Schedule thereto) on the date hereof. All provisions contained in the Agreement are incorporated into and shall govern this Confirmation except as expressly modified below. This Confirmation evidences a complete and binding agreement between you and us as to the terms of the Transaction to which they relate and replace any previous agreement between us with respect to the subject matter hereof. This Confirmation and all other confirmations or agreements between us referencing the ISDA Form, shall be deemed to supplement, form part of and be subject to the same, single Agreement.

External ID: [54151773] – Risk ID: [455053274]

If there exists any ISDA Master Agreement between Party A and Party B or any confirmation or other agreement between Party A and Party B, pursuant to which an ISDA Master Agreement is deemed to exist between Party A and Party B, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Party A and Party B are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

The provisions of (i) the letter agreement (the “Letter Agreement”) between Party A and Party B, dated as of June 15, 2010, incorporating the 1994 ISDA Credit Support Annex (Bilateral Form – New York Law) (the “Form CSA”) and including the parties’ elections with respect to Paragraph 13 of the Form CSA, and (ii) a custody and control agreement (the “Control Agreement”), to be entered into among Party A, Party B and Wells Fargo Bank, National Association (“Wells Fargo”), governing credit support obligations of the parties contemplated by the Letter Agreement, shall each constitute a Credit Support Document with respect to this Transaction for purposes of the Agreement; provided that, if the Control Agreement is not executed by Party A, Party B and Wells Fargo by the 5th Business Day following the date hereof, an Additional Termination Event shall be deemed to occur, with respect to which, notwithstanding anything to the contrary in the Agreement, either party shall be entitled to designate an Early Termination Date for this Transaction, with Party B being the sole Affected Party with respect to such Additional Termination Event.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	June 15, 2010

Option Style:	American

Shares:	Common Stock, $0.01 par value per Share, of BJ’s Wholesale Club Inc. (the “Issuer”) (Ticker: “BJ”).

Number of Options:	The number of Options with respect to which Party A has established its initial Hedge Positions for this Transaction by the end of the Initial Hedge Period, such number not to exceed 692,265; provided that, on each Scheduled Trading Day during the Initial Hedge Period, Party A shall notify Party B about the Number of Options with respect to which Party A has established its Hedge Positions as of such day and the weighted average price at which Party A has established such Hedge Positions.

External ID: [54151773] – Risk ID: [455053274]

Strike Price:	On the final day of the Initial Hedge Period, an amount equal to 50% of the Initial Hedge Price.

On any day following the Initial Hedge Period, the Strike Price shall be the Strike Price as of the immediately preceding calendar day, multiplied by the sum of (i) one (1) and (ii) the Daily Rate for such day.

Daily Rate:	For any day, (i) (A) LIBOR Rate for such day, plus (B) the Spread, divided by (ii) 360.

LIBOR Rate:	For any day, USD-LIBOR-BBA-Bloomberg with a Designated Maturity of three (3) months.

Spread:	40 basis points.

Initial Hedge Price:	The weighted average of the prices at which Party A establishes its initial Hedge Positions with respect to this Transaction.

Initial Hedge Period:	The period commencing on and including the Scheduled Trading Day immediately following the Trade Date and ending on and including the Scheduled Trading Day on which Party A completes the establishment of its initial Hedge Position with respect to this Transaction; provided, however that, Party B shall have the right to terminate the Initial Hedge Period at any time and, if Party B notifies (in writing) Party A of such election, Party A shall immediately cease the establishment of its initial Hedge Positions for this Transaction and the Number of Options for this Transaction shall be equal to the number of Options with respect to which Party A has established its Hedge Positions at the time of such termination and the Premium, the Initial Hedge Price and other terms relevant to this Transaction shall be established at the time of such termination. For the avoidance of doubt, if Party B early terminates the Initial Hedge Period, the final day of the Initial Hedge Period shall be the day of the notice of such early termination; provided that, if such day is not a Scheduled Trading Day, Party A shall not effect any activities with respect to the establishment of its

External ID: [54151773] – Risk ID: [455053274]

initial Hedge Positions for this Transactions and, for the purposes of delivery of the Hedge Completion Notice and the calculation of the Initial Hedge Day Accretion Amounts, the final day of the Initial Hedge Period shall be the immediately succeeding Scheduled Trading Day.

Premium:	To be provided in Hedge Completion Notice.

Premium Payment Date:	The third (3rd) Scheduled Trading Day after the Initial Hedge Period. On the Premium Payment Date, Party B shall pay to Party A an amount equal to the sum of (i) the Premium, (ii) an amount equal to the product of (A) $0.03 and (B) the Number of Options for this Transaction, and (iii) an amount equal the sum of the Initial Hedge Day Accretion Amounts for all days occurring during the Initial Hedge Period.

Initial Hedge Day Accretion
Amount:	For each day during the Initial Hedge Period, the Initial Hedge Day Accretion Amount for such day shall be equal to the product of (i) the aggregate cost that Party A has incurred as of such day to establish its initial Hedge Position and (ii) the Daily Rate applicable to such day.

Hedge Completion Notice:	On the final Scheduled Trading Day of the Initial Hedging Period, Party A shall specify the Number of Options, the initial Strike Price, the Premium and the sum of the Initial Hedge Day Accretion Amounts for this Transaction and shall, on such Scheduled Trading Day, deliver to Party B a notice, in the form of Annex A attached hereto, specifying such terms.

Commission:	If Cash Settlement applies with respect to any Options under this Transaction, in addition to the parties’ other settlement obligations under this Transaction, Party B shall, on the relevant Cash Settlement Payment Date, pay to Party A an amount equal to the product of (i) $0.02 and (ii) the number of Options with respect to which Cash Settlement applied on the corresponding Exercise Date.

External ID: [54151773] – Risk ID: [455053274]

Exchange:	New York Stock Exchange

Related Exchange(s):	Not Applicable

Call Option:

Option Type:	Call

Seller:	Party A

Buyer:	Party B

Put Option:

Option Type:	Put

Seller:	Party B

Buyer:	Party A

Procedure for Exercise:

Expiration Time:

The Valuation Time

Expiration Date:	June 15, 2012 or, if such day is not a Scheduled Trading Day, the first immediately following Scheduled Trading Day.

Multiple Exercise:	Applicable

Minimum Number of Options:	50,000

Maximum Number of Options:	Number of Options

Automatic Exercise:	Not Applicable

Party A’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of giving Notice:	As provided in Section 4

External ID: [54151773] – Risk ID: [455053274]

Party B’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of giving
Notice:	Cody Franklin
Telephone: (310) 954-0433
Email: franklin@leonardgreen.com

Kris Galashan
Telephone: (310) 954-0425
Email: galashan@leonardgreen.com

Valuation:

Valuation Date:	The Exercise Date

Calculation Agent:	Party A; provided that, upon Party B’s request, Party A shall provide to Party B reasonable details and explanation of any calculation or determination made by it hereunder in the capacity of Calculation Agent, Hedging Party or Determining Party (including, for the avoidance of doubt, all calculations with respect to any Credit Support Document for the Transaction).

Call Option Settlement Terms:

Cash Settlement:	Applicable

Settlement Method Election:	Applicable

Electing Party:	Party B

Settlement Method Election Date:	The Scheduled Trading Day immediately preceding any Exercise Date.

Default Settlement Method:	Cash Settlement

Settlement Date:	The third (3rd) Scheduled Trading Day following the Valuation Date.

Put Option Settlement Terms:

Cash Settlement:	Applicable

External ID: [54151773] – Risk ID: [455053274]

Settlement Method Election:	Not Applicable

Settlement Currency:	USD

Cash Settlement Payment Date:	The third (3rd) Scheduled Trading Day following the Valuation Date.

Extraordinary Dividends:	Any dividend or distribution on the Shares, including any dividend or distribution paid exclusively in cash.

Payment Obligation in Respect of Extraordinary Dividends:	In the event of any Extraordinary Dividend for which the ex-dividend date occurs during the period from, but excluding, the Trade Date to, and including, the Valuation Date, Party A shall make a delivery or payment to Party B, within one (1) Scheduled Trading Days of the date that such Extraordinary Dividend is delivered or paid to holders of Shares, of the type of property or cash, as the case may be, delivered or paid by the Issuer in such Extraordinary Dividend in an amount equal to the product of (i) (x) after the Initial Hedge Period, the number of Options that are not exercised on the record date applicable to such Extraordinary Dividend, or (y) during the Initial Hedge Period, the number of Shares Party A holds on the record date applicable to such Extraordinary Dividend, as the case may be; and (ii) the amount of property or cash, as the case may be, that would be received by a holder of one Share in connection with such Extraordinary Dividend, as determined by the Calculation Agent.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

Share for Share:	Calculation Agent Adjustment

Share for Other:	Calculation Agent Adjustment

External ID: [54151773] – Risk ID: [455053274]

Share for Combined:	Calculation Agent Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

Share for Share:	Calculation Agent Adjustment

Share for Other:	Calculation Agent Adjustment

Share for Combined:	Calculation Agent Adjustment

Composition of
Combined Consideration:	Not Applicable

Nationalization, Insolvency
or Delisting:	Cancellation and Payment (Calculation Agent Determination)

In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, a Delisting shall only be deemed to occur if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); provided that, if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that (a) Section 12.9(a)(ii)(X) of the 2002 Definitions is hereby amended by replacing the word ‘Shares’ with the words ‘Hedge Positions’.

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Hedging Party:	Party A

Determining Party:	Party A

External ID: [54151773] – Risk ID: [455053274]

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Account Details:

Payments to Party A:	To be advised under separate cover or telephone confirmed prior to each Payment Date.

Payments to Party B:	To be advised under separate cover or telephone confirmed prior to each Payment Date.

3.	Additional Provisions:

Each party hereby represents and warrants to the other party as of the date hereof that:

(i) it is an “eligible contract participant” as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended; and

(ii) it is not and, after giving effect to the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

The purpose of the Transaction is to allow Party B synthetically to gain exposure to fluctuations in the price of the Shares. Accordingly, that Party A and Party B agree that it is an express term of the Transaction that, except as contemplated by the “Physical Settlement” provisions above, if applicable:

(i)	neither party acquires any right to acquire or dispose of any Share or any interest in or right to vote or give any consent with respect to any Share by virtue of the Transaction; and

(ii)	neither party is obligated to sell, purchase, hold, deliver or receive any Share by virtue of the Transaction.

Party B represents to Party A on the Trade Date and during the term of this Transaction that:

(i) it is not on the date hereof, nor has been at any time in the three months prior to the date of the Trade Date, (a) an “affiliate”, within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) of the Issuer or (b) subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in respect of the Shares. Party B covenants that if at any time during the term of the Transaction it believes that it has acquired such status or becomes so subject, it will immediately notify Party A;

External ID: [54151773] – Risk ID: [455053274]

(ii) it is not on the date hereof in possession of any material non-public information regarding the Shares or the Issuer. It covenants that it will not seek to exercise, terminate, amend or otherwise modify the Transaction if it is in possession of any material non-public information regarding the Issuer or the Shares;

(iii) it is entering into this Confirmation in good faith and not with the intent or as a part of a plan to evade compliance with federal securities laws including, without limitation, Section 13(d) of and Rule 10b-5 promulgated under the Exchange Act;

(iv) this Transaction is consistent with all material regulatory requirements arising from or applicable to this Transaction and it has taken all steps necessary to ensure that this Transaction complies with such requirements, if applicable, with the proper regulatory authorities in the applicable jurisdiction; and

(v) it is an “accredited investor” (as defined in Regulation D under the Securities Act) and has such sophistication, knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the Transaction, and it is able to bear the economic risk of the Transaction.

Party B represents and covenants that it has made all public filings under the Exchange Act with respect to the Shares as required by applicable law or regulation and, during the term of the Transaction, it will continue to make all such required public filings under the Exchange Act with respect to the Shares. Party B represents that the aggregate amount of all Shares beneficially owned by it for purposes of Section 13(d) of the Exchange Act, when combined with the notional amount of Shares underlying any long derivative position, is less than 20% of the outstanding Shares.

4.	Matters relating to the Agent:

(a)	As a broker-dealer registered with the U.S. Securities and Exchange Commission (“SEC”), Credit Suisse Securities (USA) LLC in its capacity as Agent will be responsible for (i) effecting this Transaction, (ii) issuing all required confirmations and statements to Party A and Party B, (iii) maintaining books and records relating to this Transaction as required by Rules 17a-3 and 17a-4 under the Exchange Act and (iv) unless otherwise requested by Party B, receiving, delivering, and safeguarding Party B’s funds and any securities in connection with this Transaction, in compliance with Rule 15c3-3 under the Exchange Act.

(b)

Credit Suisse Securities (USA) LLC is acting in connection with this Transaction solely in its capacity as Agent for Party A and Party B pursuant to instructions from Party A and Party B. Credit Suisse Securities (USA) LLC shall have no responsibility or personal liability to Party A or Party B arising from any failure by Party A or Party B to pay or perform any obligations hereunder, or to monitor

External ID: [54151773] – Risk ID: [455053274]

or enforce compliance by Party A or Party B with any obligation hereunder, including without limitation, any obligations to maintain collateral. Each of Party A and Party B agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of this Transaction. Credit Suisse Securities (USA) LLC shall otherwise have no liability in respect of this Transaction, except for its gross negligence or wilful misconduct in performing its duties as Agent.

(c)	Any and all notices, demands, or communications of any kind relating to this Transaction, including without limitation, any option exercise notice, between Party A and Party B shall be transmitted exclusively through the Agent at the following address:

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010

For payments and deliveries:

Telephone No.: (919) 994-4790

Facsimile No.: (919) 994-4768

For all other communications:

Telephone No.: (212) 538-6040

Facsimile No.: (917) 326-8603

(d)	The date and time of the Transaction evidenced hereby will be furnished by the Agent to Party A and Party B upon written request.

(e)	The Agent will furnish to Party B upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

(f)	Party A and Party B each represents and agrees (i) that this Transaction is not unsuitable for it in the light of such party’s financial situation, investment objectives and needs and (ii) that it is entering into this Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other or the Agent.

(g)	Party A and Party B each is aware of and agrees to be bound by the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) applicable to option trading and is aware of and agrees not to violate, either alone or in concert with others, the position or exercise limits established by the FINRA. Notwithstanding the foregoing, nothing herein shall constitute a submission to the jurisdiction of the FINRA, including its arbitration provisions, by Party B.

External ID: [54151773] – Risk ID: [455053274]

Account Details:

Payments to Agent:	Citibank, N.A.
ABA: 021-000-089
A/c: 40804388
A/c Name: Credit Suisse Securities (USA) LLC
Payments to Party A:	To be specified.
Payments to Party B:	To be specified

5.	U.S. Private Placement Representations

As this Transaction constitutes, or may constitute, the sale by Party A to Party B, through Agent, of a Security or Securities (as defined in the Securities Act), in addition to the representations contained in Section 3 of the Agreement, Party B hereby represents to Party A, in accordance with Section 3 of the Agreement, as follows:

(a)	Party B is acquiring such Securities through Agent for its own account as principal, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and, except for any limited partners of Party B, no other person has a direct or indirect beneficial interest in any such Securities acquired by Party B through Agent;

(b)	Party B understands that the offer and sale by Party A, through Agent, of such Securities are intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. In furtherance thereof, Party B represents and warrants that (i) it has the financial ability to bear the economic risk of its investment and has adequate means of providing for its current needs and other contingencies, (ii) it is experienced in investing in options and similar instruments and has determined that such securities are a suitable investment for it, and (iii) it is an institution that qualifies as an “accredited investor” as that term is defined in Regulation D under the Securities Act; and

(c)	Party B has been given the opportunity to ask questions of, and receive answers from, Party A through Agent concerning the terms and conditions of such Securities and concerning the financial condition and business operations of Party A and has been given the opportunity to obtain such additional information necessary in order for Party B to evaluate the merits and risks of purchase of such Securities to the extent Party A possesses such information or can acquire it without unreasonable effort or expense.

(d)	Party B hereby acknowledges that it understands and agrees that disposition of any such Securities may be restricted under the Agreement, the Securities Act and state securities laws. For example, such Securities have not been registered under the Securities Act or under the securities laws of certain states and, therefore, may not be resold, pledged, assigned or otherwise disposed of unless they have been registered under the Securities Act and under the applicable laws of such states or an exemption from such registration is available.

External ID: [54151773] – Risk ID: [455053274]

Credit Suisse International is authorized and regulated by The Financial Services Authority and has entered into this Transaction as principal. The time at which the above Transaction was executed will be notified to Party B (through the Agent) on request.

6.	Transfer and Assignment.

Notwithstanding anything to the contrary in the Agreement, upon Party A’s consent, Party B may transfer or assign its rights and obligations under this Transaction and under the Agreement, in whole or in part. Party A may transfer or assign without Party B’s consent its rights and obligations hereunder and under the Agreement, in whole or in part, to any of its affiliates; provided that the senior unsecured debt rating (“Credit Rating”) of such affiliate (or any guarantor of its obligations under the transferred Transaction) is equal to or greater than the Credit Rating of Party A, as specified by S&P or Moody’s, at the time of such assignment or transfer.

7.	Notices.

Notwithstanding anything to the contrary in the Agreement, for the purposes of Section 12 of the Agreement, all notices shall be delivered to the addresses specified in “Procedures for Exercise” of this Confirmation.

8.	Termination Provisions:

(a) Payments on Early Termination. For the purpose of Section 6(e), Second Method and Loss will apply.

(b) “Termination Currency” means United States Dollars.

(c) Netting. The provisions of Section 2(c) of the Agreement will not apply.

(d) Default under Specified Transactions and Cross Default. Shall apply to Party A and Party B, the Threshold Amount shall be USD 50,000,000, and the Specified Entity shall be all Affiliates.

External ID: [54151773] – Risk ID: [455053274]

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully,

Credit Suisse International

By:	/S/ SHUL WONG
Name:	Shul Wong
Title:	Authorized Signatory

By:	/S/ JOYCE LIM
Name:	Joyce Lim
Title:	Authorized Signatory

Credit Suisse Securities (USA) LLC, as agent for Credit Suisse International

By:	/S/ SHUL WONG
Name:	Shul Wong
Title:	Vice President

Confirmed as of the date first written above:

Green Equity Investors Side V, L.P.

By: GEI Capital V, LLC, its general partner

By:	/S/ CODY FRANKLIN
Name:	Cody Franklin
Title:	CFO

External ID: [54151773] – Risk ID: [455053274]